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                              [LETTERHEAD OF KPMG]

August 3, 1999

Office of the Chief Accountant
SECPS Letter Files
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

  We were previously principal accountants for Cheap Tickets, Inc. and, under the date of March 13, 1998, we reported on the financial statements of Cheap Tickets, Inc. as of and for the years ended December 31, 1997 and 1996. Our report is not included in Cheap Tickets, Inc.'s S-1 Registration Statement filed on August 3, 1999. We have read Cheap Tickets, Inc.'s statements included under "Experts" in its S-1 Registration Statement filed on August 3, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with Cheap Tickets, Inc.'s statement that the Board of Directors recommended that our appointment as principal accountants be terminated.

Very truly yours,

/s/ KPMG LLP

c: Cheap Tickets, Inc.